Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

IAC INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, IAC Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation:

ARTICLE I of the Restated Certificate of Incorporation of the Corporation is hereby amended to read as follows:

“ARTICLE I

The name of the Corporation is People Incorporated.”

SECOND: That the foregoing amendment was duly adopted in accordance with Section 242 of the DGCL without the necessity of a meeting or vote of stockholders pursuant to Section 242(b)(1) of the DGCL.

THIRD: That this Certificate of Amendment shall become effective at 12:01 a.m. Eastern Time on June 4, 2026 in accordance with the provisions of Sections 103 and 242 of the DGCL.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, said Corporation has caused this certificate to be duly executed on this 1st day of June, 2026.

IAC Inc.

By:	/s/ Kendall Handler
Name: Kendall Handler
Title: Executive Vice President, Chief Legal Officer & Secretary